CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                           COVER-ALL TECHNOLOGIES INC.

             (Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware)

            COVER-ALL TECHNOLOGIES INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

            FIRST: That the Board of Directors of the Corporation duly adopted by unanimous written consent certain resolutions setting forth the proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the submission of said amendment to the stockholders of the Corporation pursuant to Section 242(b)(2) of the General Corporation Law of the State of Delaware, and stating that such amendment will be effective only after approval thereof by the holders of a majority of the outstanding shares of common stock, par value $.01 per share, of the Corporation entitled to vote thereon.

            SECOND: That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, said amendment was submitted to the holders of all of the common stock of the Corporation, and a majority of such holders at the 2000 Annual Meeting of Stockholders adopted the following resolution to amend the Certificate of Incorporation of the Corporation:

                  RESOLVED, that the Certificate of Incorporation be, and it hereby is, amended by deleting in its entirety the present Article FOURTH and substituting in lieu thereof the following new Article
            FOURTH:

                  "FOURTH: Capital Stock. The aggregate number of shares which the Corporation shall have authority to issue shall be seventy-five million (75,000,000) shares of common stock, par value $.01 per share ("Common Stock")."

            THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, said COVER-ALL TECHNOLOGIES INC. has caused this certificate to be signed by John Roblin, as its President and Chief Executive Officer, and attested by Ann Massey, its Secretary, as of the 22nd day of June, 2000.

                                        COVER-ALL TECHNOLOGIES INC.


                                        By:_____________________________________
                                           Name:  John Roblin
                                           Title: President and Chief Executive
                                                  Officer

ATTEST:


By:________________________________
   Name:  Ann Massey
   Title: Secretary


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